Exhibit 99.1

PINNACLE ENTERTAINMENT REPORTS STRONG SECOND QUARTER

RESULTS INCLUDING CONSOLIDATED ADJUSTED EBITDA OF $73.2 MILLION

AND INCOME FROM CONTINUING OPERATIONS OF $12.9 MILLION

LAS VEGAS, NV, July 25, 2012 – Pinnacle Entertainment, Inc. (NYSE: PNK) today reported financial results for the second quarter ended June 30, 2012.

2012 Second Quarter Highlights:

•	Revenues increased $8.9 million or 3.1% year over year to $298.3 million.

•

Consolidated Adjusted EBITDA(1) increased $14.5 million or 24.7% year over year to $73.2 million, led by record Adjusted EBITDA at L’Auberge Lake Charles and strong performance in the St. Louis segment.

•	Income from continuing operations increased to $12.9 million versus a loss of $4.9 million in the prior year period.

•	Adjusted income per share was $0.29 versus $0.06 in the prior year period; GAAP net income per share was $0.19 versus a loss of $(0.47) in the prior year period.

Additional Highlights:

•	The Board of Directors authorized a $100 million share repurchase program.

•	The Company filed a license application with the Ohio Lottery Commission to operate video lottery terminals at River Downs Race Track in Cincinnati, Ohio.

•	The Company intends to enter into an agreement to invest an additional $15.6 million in Asian Coast Development (Canada) Ltd. (ACDL) as part of a proposed $60.0 million total capital raise.

•	The Company plans to build a 150-room hotel tower at its Boomtown New Orleans property, with a budget of $20 million and completion expected in late-2013.

•

L’Auberge Baton Rouge is progressing rapidly toward a targeted opening on August 29, 2012 at 7:00 p.m. Central Time to the general public, pending the receipt of applicable regulatory approvals. The development remains on the targeted budget of $368 million.

In the 2012 second quarter, revenues increased 3.1% or $8.9 million year over year to $298.3 million. Consolidated Adjusted EBITDA increased 24.7% to $73.2 million versus $58.7 million in the prior year period. Consolidated Adjusted EBITDA margin(1) increased 426 basis points year over year to 24.5%.

Financial results for the 2011 second quarter were affected by a $10.4 million pre-tax charge related to expenses under the Company’s then re-launched mychoice player loyalty program. Of this $10.4 million expense, $8.8 million related to non-recurring costs associated with the initial launch. Adjusting for this, comparable Consolidated Adjusted EBITDA for the 2011 second quarter would have been $67.5 million.

Operating income increased $16.9 million or 77% year over year to $38.8 million in the 2012 second quarter. Income from continuing operations was $12.9 million in the 2012 second quarter versus a loss of $4.9 million in the prior year period.

Summary of Second Quarter Financial Results

($ in thousands, except per share data)	Three Months Ended June 30,
	2012	2011
Net revenues	$298,310	$289,413
Consolidated Adjusted EBITDA (1)	$73,178	$58,673
Consolidated Adjusted EBITDA margin (1)	24.5%	20.3%
Income (loss) from continuing operations	$12,943	$(4,873)
Income (loss) from continuing operations margin	4.3%	(1.7)%
Operating income (2)	$38,822	$21,959
GAAP net income (loss) (3)	$11,958	$(29,077)
GAAP net income (loss) per share (3)	$0.19	$(0.47)
Adjusted income per share (4)	$0.29	$0.06

(1)	For a further description of Consolidated Adjusted EBITDA and Consolidated Adjusted EBITDA margin, please see the section entitled “Non-GAAP Financial Measures” and the reconciliations below.
(2)	Operating income in 2Q 2012 includes $4.2 million in pre-opening and development costs versus $2.5 million in the prior year period. Operating income in 2Q 2012 includes a $0.8 million net impact related to impairments, write-downs, reserves and recoveries versus $5.9 million in the prior year period.
(3)	GAAP net income and income per share in 2Q 2012 include a loss of $1.0 million, or $0.02 per share, net of taxes, from discontinued operations as described below. GAAP net loss and net loss per share in 2Q 2011 include a loss of $24.2 million, or $0.39 per share, net of taxes, from discontinued operations.
(4)	For a further description of Adjusted income per share, please see the section entitled “Non-GAAP Financial Measures” and the reconciliations below.

Anthony Sanfilippo, president and chief executive officer of Pinnacle Entertainment, commented, “We are pleased to report solid 2012 second quarter operating results. As a whole, the Company delivered its tenth consecutive quarter of simultaneous revenue, Consolidated Adjusted EBITDA and Consolidated Adjusted EBITDA margin growth. Our largest operating segment, L’Auberge Lake Charles, continues to exceed expectations, with records in revenue and Adjusted EBITDA achieved in the 2012 second quarter. Our St. Louis segment continued its strong performance, producing its second highest quarterly Adjusted EBITDA following the record performance it achieved during the 2012 first quarter.

“We also made significant progress executing on our strategic priorities and operating philosophies. Our mychoice guest loyalty program continues to drive play consolidation at our properties, and we have experienced significant increases in member retention since re-launching the program in April of last year. Our existing members are exhibiting greater loyalty, and we are attracting and engaging new guests.

“During the 2012 second quarter, the evolution of mychoice continued with the implementation of a universal card system at several properties and the addition of new rewards for our most loyal guests in the form of Atlantis Bahamas vacations, luxury timepieces and new Mercedes-Benz lease options.

“We are very excited to announce L’Auberge Baton Rouge will open to the general public at 7:00 p.m. Central Time on August 29, pending the receipt of applicable regulatory approvals. Baton Rouge is a vibrant and growing city and we are proud to soon be operating in such a dynamic region of the country. The project remains on budget and will be another terrific gaming entertainment destination for Pinnacle Entertainment.

“In July, we extended our development strategy and growth pipeline with the acquisition of the assets of Federated Sports and Gaming, Inc. and Federated Heartland Inc. Through the Heartland Poker Tour purchase, we acquired an impressive portfolio of brands and intellectual property that will help us advance a new line of business and our online gaming strategy. We also plan to expand the Heartland Poker Tour and more extensively integrate its events into our property portfolio. We expect the Heartland acquisition to be accretive.”

Second Quarter Operational Overview

In the St. Louis segment, revenue for the 2012 second quarter improved $3.8 million or 3.9% year over year to $100.4 million. Adjusted EBITDA rose 20.2% or $4.2 million year over year to $25.1 million. Adjusted EBITDA margin in St. Louis increased 338 basis points year over year to 25.0% in the 2012 second quarter. 2012 second quarter performance was driven by gaming revenue growth, more efficient marketing and general operating expense discipline. For the six months ended June 30, 2012, St. Louis revenues increased $10.7 million or 5.6% to $200.7 million and Adjusted EBITDA was $50.8 million, up $9.8 million or 24% year over year.

L’Auberge Lake Charles second quarter 2012 revenues increased $4.8 million or 5.0% year over year to $100.9 million, while Adjusted EBITDA increased $6.1 million or 25.2% year over year to a record $30.4 million. Adjusted EBITDA margin at the property expanded 485 basis points year over year to 30.1%. 2012 second quarter performance was driven by growth of gaming and cash non-gaming revenues, as well as more efficient marketing. For the six months ended June 30, 2012, L’Auberge Lake Charles revenues increased $12.8 million or 6.9% to $197.8 million and Adjusted EBITDA was $60.1 million, up $10.2 million or 20.5% year over year.

Belterra’s second quarter 2012 revenues increased $2.0 million or 5.2% to $40.5 million, with Adjusted EBITDA up $1.6 million or 23.5% year over year to $8.4 million. Adjusted EBITDA margin increased 309 basis points year over year to 20.8%. Belterra’s 2012 second quarter performance was driven by gaming revenue growth and general operating expense discipline. For the six months ended June 30, 2012, Belterra’s revenues increased $3.5 million or 4.7% to $78.8 million and Adjusted EBITDA was $16.5 million, up $3.2 million or 24.2% year over year.

Boomtown New Orleans revenues declined $1.8 million or 5.3% year over year to $31.7 million in the 2012 second quarter, while Adjusted EBITDA declined $0.9 million or 8.1% to $10.0 million. Adjusted EBITDA margin at the property was down 97 basis points year over year to 31.7% in the 2012 second quarter. New Orleans continues to experience difficult comparisons due to last year’s elevated local economic activity created by the Deep Horizon oil spill cleanup and recovery efforts, which the property partially offset with operating expense discipline. For the six months ended June 30, 2012, Boomtown New Orleans revenues declined $5.8 million or 8.2% to $64.6 million and Adjusted EBITDA was $21.0 million, down $3.0 million or 12.4% year over year.

Boomtown Bossier City revenues declined $0.9 million or 4.2% year over year to $20.3 million in the 2012 second quarter, while Adjusted EBITDA increased $0.4 million or 8.5% to $4.6 million. Adjusted EBITDA margin at the property was up 266 basis points year over year to 22.7% in the 2012 second quarter. Boomtown Bossier City continues to face a very competitive operating environment, but cost discipline has permitted the property to drive Adjusted EBITDA growth despite revenue challenges. For the six months ended June 30, 2012, Boomtown Bossier City revenues declined $1.4 million or 3.1% to $43.0 million and Adjusted EBITDA was $10.5 million, up $0.5 million or 5.3% year over year.

Corporate overhead expenses declined $2.8 million or 36.0% year over year to $5.0 million in the 2012 second quarter. For the six months ended June 30, 2012, corporate overhead expenses declined $5.5 million or 34.7% year over year to $10.4 million. The reduction in 2012 second quarter corporate overhead expense was driven principally by efforts to eliminate non-value added expenses at the Company’s Las Vegas headquarters, as well as a ramp up of cost savings and property allocations related to the Company’s shared service centers supporting our properties in the Midwest and Louisiana.

Board of Directors Authorizes $100 million Share Repurchase Program

The Board of Directors authorized a share repurchase program of up to $100 million of the Company’s common stock. The share repurchase authorization demonstrates the Company’s continued pursuit of means of deploying capital to build shareholder value, its solid liquidity position and confidence in its cash flow generation.

Carlos Ruisanchez, executive vice president and chief financial officer of Pinnacle Entertainment, commented, “The establishment of a $100 million share repurchase program will allow us to build shareholder value, while not detracting from our ability to execute our strategic plans. We believe it reflects confidence in our ability to continue to drive additional improvement in the financial performance of our existing assets, our growth pipeline, and the health of our balance sheet.

Investment in ACDL and Development Pipeline Advances

“ACDL continues to make significant progress with Phase 1A of the MGM Grand Ho Tram project in Vietnam. Pinnacle Entertainment intends to enter into an agreement to invest an additional $15.6 million in ACDL as part of a proposed $60.0 million total capital raise. The $60 million capital raise, if consummated, along with previously secured financing commitments and a yet-to-be secured working capital facility, is expected to provide sufficient capital for the opening of Phase 1A of MGM Grand Ho Tram. In addition, the $60 million capital raise is also intended to fund a signature Greg Norman golf course, which is expected to open in 2013, and other parts of ACDL’s Ho Tram Strip master plan. Phase 1A of MGM Grand Ho Tram remains on track to open in the first quarter 2013.

“We continue to make progress on our expansion at River City in St. Louis. The 1,600 space parking structure is expected to open by Thanksgiving Day 2012. Construction of the second phase of this expansion, a 200-room hotel and multi-purpose event center, is expected to commence this fall. We expect the hotel and event center to be completed in the second half of 2013.

“At River Downs in Cincinnati, Ohio, we have made significant progress in concept and design work on the project. We filed a license application with the Ohio Lottery Commission to operate video lottery terminals at River Downs last month. We expect to provide more details to the local and investment community on the project’s budget, phasing and scope, and time table by our next earnings conference call.”

Additional Recent Developments

•	On June 26, 2012, the Company closed the previously announced disposition of its Boomtown Reno casino-resort operations for total proceeds of approximately $12.9 million.

•

As previously disclosed, in 2012 the Company began accounting for medical claims through an enterprise-wide pooling of medical and related expenses, and allocating such expenses to each operating segment ratably based upon participant head count. Relative to the prior medical expense allocation methodology, the use of medical claims pooling has no impact on Consolidated Adjusted EBITDA, but could impact individual operating segments. In the first half of 2012, the use of medical pooling had a $0.9 million favorable impact on Adjusted EBITDA for Belterra and a $1.9 million negative impact on Adjusted EBITDA for St. Louis.

Liquidity and Capital Expenditures

At June 30, 2012 the Company had approximately $202.8 million in cash and cash equivalents, with an estimated $65.0 million of which to be used in day-to-day operations. As of the end of the 2012 second quarter, the Company’s $410 million revolving credit facility was undrawn and approximately $11.1 million of letters of credit were outstanding.

Capital expenditures totaled approximately $90.9 million during the second quarter of 2012, including $76.6 million related to construction of L’Auberge Baton Rouge. Through June 30, 2012, the Company has incurred approximately $299.5 million of the $368 million budget for L’Auberge Baton Rouge, excluding land costs and capitalized interest, and $13 million of the $82 million budget for the River City expansion project.

Interest Expense

Gross interest expense before capitalized interest was $29.1 million in the 2012 second quarter versus $27.0 million in the prior-year period. Capitalized interest in the 2012 second quarter was $6.4 million versus $1.4 million in the prior year period. Other non-operating income was $0.2 million in the 2012 second quarter and $0.1 million in the prior year period. The increase in capitalized interest in the 2012 second quarter is attributable to additional investment in L’Auberge Baton Rouge and the River City expansion, as well as the Company’s investment in ACDL.

Discontinued Operations

Discontinued operations consist of the Company’s Atlantic City, New Jersey and Reno excess land, which are being marketed for sale; its former Boomtown Reno operations; its former President Riverboat Casino in St. Louis, Missouri; its former Casino Magic Argentina operations; its former Casino Magic Biloxi, Mississippi operations; and its former Bahamian operations. For the three months ended June 30, 2012, the Company recorded a loss of $1.0 million, net of income taxes, related to its discontinued operations.

Investor Conference Call

Pinnacle Entertainment will hold a conference call for investors today, Wednesday, July 25, 2012, at 10:00 a.m. Eastern Time (7:00 a.m. Pacific Time) to discuss its 2012 second quarter financial and operating results. Investors may listen to the call by dialing (706) 679-7241. The code to access the conference call is 10412485. Investors may also listen to the conference call live over the Internet at www.pnkinc.com.

A replay of the conference call will be available shortly after the conclusion of the call through August 8, 2012 by dialing (404) 537-3406. The code to access the replay is 10412485. The conference call will also be available for replay at www.pnkinc.com.

(1) Non-GAAP Financial Measures

Consolidated Adjusted EBITDA, Consolidated Adjusted EBITDA margin, Adjusted net income (loss), and Adjusted income (loss) per share are non-GAAP measurements. The Company defines Consolidated Adjusted EBITDA as earnings before interest income and expense, income taxes, depreciation, amortization, pre-opening and development expenses, non-cash share-based compensation, asset impairment costs, write-downs, reserves, recoveries, corporate-level litigation settlement costs, gain (loss) on sale of certain assets, loss on early extinguishment of debt, gain (loss) on sale of equity security investments, minority interest and discontinued operations. The Company defines Adjusted net income (loss) as net income (loss) before pre-opening and development expenses, asset impairment costs, write-downs, reserves, recoveries, corporate-level litigation settlement costs, gain (loss) on sale of certain assets, gain (loss) on early extinguishment of debt, minority interest and discontinued operations. The Company defines Adjusted income (loss) per share as Adjusted net income (loss) divided by the weighted-average number of shares of the Company’s common stock outstanding. The Company defines Consolidated Adjusted EBITDA margin as Consolidated Adjusted EBITDA divided by revenues on a consolidated basis. Not all of the aforementioned benefits and costs occur in each reporting period, but have been included in the definition based on historical activity.

The Company uses Consolidated Adjusted EBITDA and Consolidated Adjusted EBITDA margin as relevant and useful measures to compare operating results between accounting periods. The presentation of Consolidated Adjusted EBITDA has economic substance because it is used by management as a performance measure to analyze the performance of its business and is especially relevant in evaluating large, long-lived casino-hotel projects because it provides a perspective on the current effects of operating decisions separated from the substantial, non-operational depreciation charges and financing costs of such projects. Management eliminates the results from discontinued operations as they are discontinued. Management also reviews pre-opening and development expenses separately, as such expenses are also included in total project costs when assessing budgets and project returns, and because such costs relate to anticipated future revenues and income. Management believes some investors consider Consolidated Adjusted EBITDA to be a useful measure in determining a company’s ability to service or incur indebtedness, service debt, and fund capital expenditures, acquisitions and operations and for estimating a company’s underlying cash flows from operations before capital costs, taxes and capital expenditures. These calculations are commonly used as a basis for investors, analysts and credit rating agencies to evaluate and compare operating performance and value of companies within our industry. Consolidated Adjusted EBITDA also approximates the measures used in the debt covenants within the Company’s debt agreements. Consolidated Adjusted EBITDA does not include depreciation or interest expense and therefore does not reflect current or future capital expenditures or the cost of capital. The Company compensates for these limitations by using other comparative measures to assist in the evaluation of operating performance.

Adjusted net income (loss) is presented solely as supplemental disclosure, as this is one method that management reviews and uses to analyze the performance of its core operating business. For many of the same reasons mentioned above relating to Consolidated Adjusted EBITDA, management believes Adjusted net income (loss) and Adjusted income (loss) per share are useful analytic tools as they enable management to track the performance of its core casino operating business separate and apart from factors that do not impact decisions affecting its operating casino properties, such as impairments of intangible assets or costs associated with the Company’s development activities. Management believes Adjusted net income (loss) and Adjusted income (loss) per share are useful to investors since these adjustments provide a measure of performance that more closely resembles widely used measures of performance and valuation in the gaming industry. Adjusted net income

(loss) and Adjusted income (loss) per share do not include the costs of the Company’s development activities, certain asset sale gains, or the costs of its refinancing activities, but the Company compensates for these limitations by using other comparative measures to assist in evaluating the performance of its business.

EBITDA measures, such as Consolidated Adjusted EBITDA and Consolidated Adjusted EBITDA margin, Adjusted net income (loss) and Adjusted income (loss) per share are not calculated in the same manner by all companies and, accordingly, may not be an appropriate measure of comparing performance among different companies. See the attached “supplemental information” tables for a reconciliation of Consolidated Adjusted EBITDA to Income (loss) from continuing operations, a reconciliation of GAAP net income to Adjusted net income (loss), a reconciliation of GAAP income (loss) per share to Adjusted income (loss) per share and a reconciliation of Consolidated Adjusted EBITDA margin to Income (loss) from continuing operations margin.

(2) Definition of Adjusted EBITDA and Adjusted EBITDA Margin for Operating Segments

The Company defines Adjusted EBITDA for each operating segment as earnings before interest income and expense, income taxes, depreciation, amortization, pre-opening and development expenses, non-cash share-based compensation, asset impairment costs, write-downs, reserves, recoveries, gain (loss) on sale of certain assets, gain (loss) on early extinguishment of debt, gain (loss) on sale of discontinued operations, and discontinued operations. The Company defines Adjusted EBITDA margin for each operating segment as Adjusted EBITDA divided by revenues for such segment. The Company uses Adjusted EBITDA and Adjusted EBITDA margin to compare operating results among its properties and between accounting periods.

About Pinnacle Entertainment

Pinnacle Entertainment, Inc. owns and operates six casinos, located in Louisiana, Missouri, and Indiana, and a racetrack in Ohio. In addition, Pinnacle is developing L’Auberge Casino & Hotel Baton Rouge, and holds a 26% ownership stake in Asian Coast Development (Canada) Ltd. (ACDL), an international development and real estate company currently developing Vietnam’s first large-scale integrated resort on the Ho Tram Strip.

All statements included in this press release, other than historical information or statements of historical fact, are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements, including statements regarding the Company’s future operating performance; future growth; ability to implement strategies to improve revenues and operating margins at the Company’s properties; the Company’s share repurchase authorization and timing and ability to repurchase shares of the Company’s common stock under a share repurchase program; ability to successfully implement marketing programs to increase revenue at the Company’s properties; continued operating performance at the Company’s St. Louis properties; completion and opening schedule of the Baton Rouge project; the completion and opening schedule of the Boomtown New Orleans hotel project; the expansion and expected operating performance of the Heartland Poker Tour; the facilities, features and amenities of the River City expansion project; completion and opening schedule of the River City expansion project; the possibility for video lottery terminals becoming operational at Ohio racetracks; the ability of the Company to develop a new gaming and entertainment facility at River Downs; and the ability to sell or otherwise dispose of discontinued operations, the entering into an agreement to invest $15.6 million in ACDL, the projected opening date for MGM Grand Ho Tram, are based on management’s current expectations and are subject to risks, uncertainties and changes in circumstances that could significantly affect future results. Accordingly, Pinnacle cautions that the forward-looking statements contained herein are qualified by important factors that could cause actual results to differ materially from those reflected by such statements. Such factors include, but are not limited to: (a) the Company’s business may be sensitive to reductions in consumers’ discretionary spending as a result of downtowns in the economy; (b) the global financial crisis may have an impact on the Company’s business and financial condition in ways that the Company currently cannot accurately predict; (c) significant competition in the gaming industry in all of the Company’s markets could adversely affect the Company’s profitability; (d) the Company will have to meet the conditions for receipt or maintenance of gaming licensing approvals for the Baton Rouge project, some of which are beyond its control; (e) many factors, including the escalation of construction costs beyond increments anticipated in its construction budget and unexpected construction delays, could prevent the Company from completing its Baton Rouge project within budget and on time and as required by the conditions of the Louisiana Gaming Control Board; (f) video lottery terminals may not become operational at Ohio’s racetracks; (g) the terms of the Company’s credit facility and the indentures governing its senior and subordinated indebtedness impose operating and financial restrictions on the Company; (h) many factors, including the escalation of construction costs beyond increments anticipated in construction budgets, could prevent ACDL from completing its Ho Tram development project within budget and on time and as required by the conditions of its certificate in Vietnam; (i) ACDL will have to obtain all necessary approvals for completing the Ho Tram development project, including gaming and regulatory approvals, some of which are beyond its control; (j) fluctuations in the trading volume and market price of shares of the Company’s common stock, general business and market conditions and management’s determination of alternative needs and uses of the Company’s cash resources may affect the Company’s share repurchase program; (k) the Company may experience delays in entering into an agreement to invest $15.6 million in ACDL due to circumstances beyond its control or an agreement may not be entered into at all; and (l) other risks, including those as may be detailed from time to time in the Company’s filings with the Securities and Exchange Commission (“SEC”). For more information on the potential factors that could affect the Company’s financial results and business, review the Company’s filings with the SEC, including, but not limited to, its Annual Report on Form 10-K, its Quarterly Reports on Form 10-Q and its Current Reports on Form 8-K.

Belterra, Boomtown, Casino Magic, Heartland Poker Tour, L’Auberge Lake Charles, L’Auberge Baton Rouge, Lumière Place, River City, and River Downs are registered trademarks of Pinnacle Entertainment, Inc. All rights reserved.

Investor Relations	Media Relations
Vincent J. Zahn, CFA	Kerry Andersen
VP, Finance and Investor Relations	Director, Public Relations
702/541-7777 or investors@pnkmail.com	337/395-7631 or kandersen@pnkmail.com

- financial tables follow -

Pinnacle Entertainment, Inc.

Condensed Consolidated Statements of Operations

(In thousands, except per share data, unaudited)

	For the three months ended June 30,		For the six months ended June 30,
	2012	2011	2012	2011
Revenues:
Gaming	$255,936	$251,004	$515,598	$501,032
Food and beverage	19,713	18,775	35,914	34,362
Lodging	11,050	9,799	19,572	17,660
Retail, entertainment and other	11,611	9,835	20,211	16,506

	298,310	289,413	591,295	569,560

Expenses and other costs:
Gaming	140,398	145,347	280,520	285,887
Food and beverage	18,552	18,650	35,208	34,619
Lodging	5,823	5,327	10,662	10,330
Retail, entertainment and other	6,945	6,533	11,047	9,799
General and administrative	56,569	57,168	111,329	111,432
Depreciation and amortization	26,201	25,964	52,447	52,116
Pre-opening and development costs	4,212	2,536	6,970	4,709
Write-downs, reserves and recoveries, net	788	5,929	796	6,620

	259,488	267,454	508,979	515,512

Operating income	38,822	21,959	82,316	54,048
Interest expense, net	(22,485)	(25,578)	(44,403)	(51,677)
Loss on early extinguishment of debt	—	—	(20,718)	—
Loss from equity method investment	(1,244)	—	(2,839)	—

Income (loss) from continuing operations before income taxes	15,093	(3,619)	14,356	2,371
Income tax expense	(2,150)	(1,254)	(1,739)	(1,642)

Income (loss) from continuing operations	12,943	(4,873)	12,617	729
Loss from discontinued operations, net of income taxes	(985)	(24,204)	(1,668)	(27,445)

Net Income (loss)	$11,958	$(29,077)	$10,949	$(26,716)

Net income (loss) loss per common share—basic
Income (Loss) from continuing operations	$0.21	$(0.08)	$0.20	$0.01
Loss from discontinued operations, net of income taxes	$(0.02)	$(0.39)	$(0.03)	$(0.45)

Net income (loss) per common share—basic	$0.19	$(0.47)	$0.17	$(0.44)

Net Income (loss) per common share—diluted
Income (Loss) from continuing operations	$0.21	$(0.08)	$0.20	$0.01
Loss from discontinued operations, net of income taxes	$(0.02)	$(0.39)	$(0.03)	$(0.44)

Net income (loss) per common share—diluted	$0.19	$(0.47)	$0.17	$(0.43)

Number of shares—basic	62,536	61,933	62,365	61,879
Number of shares—diluted	62,901	61,933	62,739	62,299

Pinnacle Entertainment, Inc.

Condensed Consolidated Balance Sheets

(In thousands, unaudited)

	June 30, 2012	December 31, 2011
Assets
Cash and cash equivalents	$202,805	$78,597
Other assets, including restricted cash	324,228	283,122
Land, buildings, riverboats and equipment, net	1,637,939	1,515,029
Assets of discontinued operations held for sale	48,777	73,871

Total assets	$2,213,749	$1,950,619

Liabilities and Stockholders’ Equity
Liabilities, other than long-term debt	$231,042	$200,889
Long-term debt, including current portion	1,441,537	1,223,985
Liabilities of discontinued operations held for sale	1,479	2,923
Deferred income taxes	3,430	3,430

Total liabilities	1,677,488	1,431,227
Stockholders’ equity	536,261	519,392

Total liabilities and stockholders’ equity	$2,213,749	$1,950,619

Pinnacle Entertainment, Inc.

Supplemental Information

Property Revenues and Adjusted EBITDA,

Reconciliation of Consolidated Adjusted EBITDA to Income (Loss) from Continuing Operations,

and Reconciliation of Consolidated Adjusted EBITDA Margin

to Income (Loss) from Continuing Operations Margin

(In thousands, unaudited)

	For the three months ended June 30,		For the six months ended June 30,
	2012	2011	2012	2011
Revenues
L’Auberge Lake Charles	$100,918	$96,120	$197,770	$184,928
St. Louis (a)	100,359	96,547	200,724	190,055
Boomtown New Orleans	31,675	33,433	64,617	70,374
Belterra Casino Resort	40,519	38,531	78,820	75,282
Boomtown Bossier City	20,341	21,237	42,964	44,320
River Downs (b)	4,468	3,512	6,340	4,533
Other	30	33	60	68

Total Revenues	$298,310	$289,413	$591,295	$569,560

Adjusted EBITDA (Loss) (c)
L’Auberge Lake Charles	$30,384	$24,276	$60,074	$49,847
St. Louis (a)	25,094	20,880	50,778	40,953
Boomtown New Orleans	10,032	10,914	20,993	23,973
Belterra Casino Resort	8,448	6,842	16,465	13,262
Boomtown Bossier City	4,613	4,252	10,544	10,012
River Downs (b)	(382)	(657)	(762)	(950)

	78,189	66,507	158,092	137,097
Corporate expenses	(5,011)	(7,834)	(10,361)	(15,862)

Consolidated Adjusted EBITDA (c)	$73,178	$58,673	$147,731	$121,235
Reconciliation to Income (Loss) from Continuing Operations
Consolidated Adjusted EBITDA	$73,178	$58,673	$147,731	$121,235
Pre-opening and development costs	(4,212)	(2,536)	(6,970)	(4,709)
Non-cash share-based compensation	(3,155)	(2,285)	(5,202)	(3,742)
Write-downs, reserves and recoveries, net	(788)	(5,929)	(796)	(6,620)
Depreciation and amortization	(26,201)	(25,964)	(52,447)	(52,116)
Loss on equity method investment	(1,244)	—	(2,839)	—
Interest expense, net	(22,485)	(25,578)	(44,403)	(51,677)
Loss on early extinguishment of debt	—	—	(20,718)	—
Income tax expense	(2,150)	(1,254)	(1,739)	(1,642)

Income (loss) from continuing operations	$12,943	$(4,873)	$12,617	$729

Consolidated Adjusted EBITDA margin (c)	24.5%	20.3%	25.0%	21.3%
Income (loss) from continuing operations margin	4.3%	(1.7)%	2.1%	0.0%

(a)	St. Louis includes operating results at Lumière Place, Four Seasons Hotel & Spa, and River City Casino.
(b)	River Downs was acquired on January 28, 2011.
(c)	See discussion of Non-GAAP Financial Measures above for a detailed description of Consolidated Adjusted EBITDA and Consolidated Adjusted EBITDA margin.

Pinnacle Entertainment, Inc.

Supplemental Information

Loss from Discontinued Operations, Net of Income Taxes

(In thousands, unaudited)

	For the three months ended June 30,		For the six months ended June 30,
	2012	2011	2012	2011
Boomtown Reno Hotel & Casino	$(1,144)	$(410)	$(1,530)	$(1,732)
Atlantic City	199	(23,014)	(99)	(25,389)
Other	(122)	(477)	(187)	(341)
Income tax (expense) benefit	82	(303)	148	17

Loss from discontinued operations, net of income taxes	$(985)	$(24,204)	$(1,668)	$(27,445)

Pinnacle Entertainment, Inc.

Supplemental Information

Reconciliations of GAAP Net Income (Loss) to Adjusted Net Income

and GAAP Net Income (Loss) Per Share to Adjusted Income Per Share

(In thousands, except per share amounts, unaudited)

	For the three months ended June 30,		For the six months ended June 30,
	2012	2011	2012	2011
GAAP net income (loss)	$11,958	$(29,077)	$10,949	$(26,716)
Pre-opening and development costs	4,212	2,536	6,970	4,709
Write-downs, reserves and recoveries, net	788	5,929	796	6,620
Loss on early extinguishment of debt	—	—	20,718	—
Adjustment for income taxes	583	24	(1,246)	(175)
Loss from discontinued operations, net of income taxes	985	24,204	1,668	27,445

Adjusted net income (a)	$18,526	$3,616	$39,855	$11,883

GAAP net income (loss) per share	$0.19	$(0.47)	$0.17	$(0.43)
Pre-opening and development costs	0.07	0.04	0.11	0.08
Write-downs, reserves and recoveries, net	0.01	0.10	0.01	0.11
Loss on early extinguishment of debt	—	—	0.33	—
Adjustment for income taxes	0.00	0.00	(0.02)	(0.01)
Loss from discontinued operations, net of income taxes	0.02	0.39	0.03	0.44

Adjusted income per share (a)	$0.29	$0.06	$0.63	$0.19

Number of shares – diluted	62,901	61,933	62,739	62,299

(a)	See discussion of Non-GAAP Financial Measures above for detailed descriptions of Adjusted net income and Adjusted income per share.

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